Exhibit 99.1

CONTACTS:  Investors:

Anna Marie Dunlap

SVP Investor Relations

714-424-2678

Media:

Kent Jenkins

VP Public Affairs Communications

202-682-9494

Corinthian Colleges Reports Fourth Quarter

and Fiscal Year 2013 Results

SANTA ANA, Calif., August 29, 2013 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter and fiscal year ended June 30, 2013. The results for the fourth quarter were within the Company’s previous guidance range for diluted earnings per share and below guidance ranges for new student enrollment and revenue. (Guidance excludes all one-time charges; the Company recorded a $1.5 million impairment, facility closing and severance charge in the fourth quarter.)

“In fiscal 2013 we continued to make operational improvements while managing through the loss of Ability-to-Benefit students,” said Jack Massimino, Corinthian chairman and chief executive officer. “We continued to focus on student completion and achieved a slight increase in our graduate placement rate despite a weak labor market. We reduced operating expenses to align with our lower student population and closed or sold underperforming campuses.  We continued to increase the efficiency of our operations through increased automation and standardization in a number of areas, including online service center technology, faculty hiring and on-boarding, career services and compliance. On the regulatory front, we maintained our strong culture of compliance and continued to cooperate with regulators on several inquiries.”

“Our new student enrollment decline was higher than expected in the fourth quarter, primarily driven by underperformance in new online enrollments,” Massimino said. “We have increased staffing in online admissions and student finance, and we are implementing service center technology and a new academic model which we believe will improve performance.”

“Given the decline in our student population, we expect fiscal year 2014 to be another challenging year,” Massimino said. “In the first quarter, we expect our ground schools to post positive new enrollment growth and our online new student enrollment to decline year-over-year, in part due to a challenging comparable in the first quarter last year.  For fiscal year 2014, we expect the company’s consolidated operations to report positive new enrollment growth.

“To help restore growth in the ground schools, we are introducing several new diploma programs and offering GED preparation programs to the general public at most of our U.S. campuses. In addition, competitor schools have closed in several of our service areas, and we expect our schools to benefit as a result.”

Comparing the fourth quarter of fiscal 2013 with the same quarter of the prior year: (Note: results are for continuing operations only, unless otherwise stated.)

•                  Net revenue was $377.5 million versus $387.9 million, a decrease of 2.7%.

•                  Total student population at June 30, 2013 was 81,284 versus 90,794 at June 30, 2012, a decrease of 10.5%.

•                  New student enrollments totaled 24,276 versus 25,774, a decrease of 5.8%.

•                  Non-ATB new student enrollments totaled 23,919 versus 22,833, an increase of 4.8%.

•                  Operating income was $7.9 million, compared with operating income of $14.5 million, which excludes $1.5 million and $0.5 million in impairment and severance charges in Q4 13 and Q4 12, respectively.

•                  Net loss was $2.2 million, which includes a $1.5 million impairment, facility closing and severance charge, and a loss from discontinued operations of $5.3 million, compared with a net loss of $6.5 million, which included a $0.5 million impairment, facility closing and severance charge, and a loss from discontinued operations of $13.1 million.

•                  Income from continuing operations (after tax) was $4.0 million, compared with $6.9 million, excluding impairment, facility closing and severance charges in both periods.

•                  Diluted earnings per share from continuing operations were $0.05, versus diluted earnings per share of $0.08, excluding impairment, facility closing and severance charges of $0.01 per share in Q4 13 and $0.00 per share in Q4 12.

Comparing fiscal 2013 with fiscal 2012: (Note: results are for continuing operations only, unless otherwise stated.)

•                  Net revenue was $1.60 billion versus $1.58 billion, an increase of 1.2%.

•                  New student enrollments totaled 106,200 versus 108,841, a decrease of 2.4%.

•                  Non-ATB new student enrollments totaled 104,796 versus 100,583, an increase of 4.2%.

•                  Operating income was $55.1 million, compared with operating income of $59.7 million, which excludes $3.6 million and $15.6 million in impairment, facility closing and severance charges in fiscal 2013 and fiscal 2012, respectively.

•                  Net loss was $1.7 million, which includes a $3.6 million impairment, facility closing and severance charge, and a loss from discontinued operations of $20.3 million, compared with a net loss of $10.2 million, which includes a $15.6 million impairment, facility closing and severance charge, and a loss from discontinued operations of $27.7 million.

•                  Income from continuing operations (after tax) was $20.7 million, compared with $26.8 million, excluding impairment, facility closing and severance charges in both periods.

•                  Diluted earnings per share from continuing operations were $0.24, versus diluted earnings per share of $0.31, excluding impairment, facility closing and severance charges of $0.03 per share in fiscal 2013 and $0.11 per share in fiscal 2012.

Financial Review — Q4 13 and Fiscal 2013

Impairment, facility closing and severance charges - During Q4 13 we recorded a charge of $1.5 million versus $0.5 million in Q4 12. The charges were related to severance expenses associated with workforce reductions.

Educational services expenses were 63.3% of revenue in Q4 13 versus 59.9% in Q4 12.  The increase was primarily due to an increase in bad debt. Bad debt increased to 4.1% of revenue in Q4 13 versus 2.8% of revenue in Q4 12. In Q4 12, bad debt was unusually low; bad debt of 4.1% in Q4 13 is within the normal range of our expectations.

Marketing and admissions expenses were 24.2% of revenue in Q4 13 versus 24.9% in Q4 12.  The decrease is primarily the result of lower advertising and lead generation expenses.

General and administrative expenses were 10.4% of revenue in Q4 13 versus 11.5% in Q4 12.  The decrease is primarily due to continued cost savings measures.

The operating margin was 2.1% in Q4 13 versus 3.7% in Q4 12, excluding impairment, facility closing and severance charges in both time periods.

Cash and cash equivalents totaled $46.6 million at June 30, 2013, compared with $72.5 million at June 30, 2012.  The decrease in cash is primarily due to the timing of cash receipts and payments.

Debt and capital leases (including current portion) totaled $139.1 million at June 30, 2013, compared with $149.0 million at June 30, 2012.

Cash flow from operations was $41.5 million in the year ended June 30, 2013, versus $152.8 million for the year ended June 30, 2012. The decrease is primarily due to the timing of cash receipts and payments.

Capital expenditures were $44.1 million for the year ended June 30, 2013, versus $42.2 million for the year ended June 30, 2012.

Regulatory & Accreditation Update

Composite Score — In order to remain eligible to participate in federal student financial aid programs, institutions must satisfy specific standards of financial responsibility. Each fiscal year, we submit our annual audited financial statements to the Department of Education (ED) to demonstrate compliance with the financial responsibility standards, and ED calculates a “composite score” for the Company.

On August 16, 2013, we received a letter from ED regarding its review of our composite scores for fiscal years 2011 and 2012. The letter said that ED had determined the Company’s composite scores for fiscal 2011 and fiscal 2012 to be 0.9 and 1.5, respectively. Based on the strength of the Company’s fiscal 2012 score, ED also determined that it will not require the Company to post a letter of credit or be subject to other sanctions. ED’s review of the Company’s fiscal 2012 borrowing under its student notes receivable sales agreement as it relates to the composite score calculation is on-going; ED did not provide a timeline for completing its review.

We have provided the ED letter to the lenders in our revolving credit facility and they have waived any non-compliance with our financial covenants that might have occurred as a result of ED’s determination that our composite in fiscal 2011 was 0.9.

For more information about ED’s composite score determination, see the 8-K issued on August 20, 2013, available at www.cci.edu/investorrelations/financialreports/SECfilings.

90/10 Compliance — The 90/10 Rule requires that no more than 90% of the company’s revenue be derived from Title IV funds. The 90/10 Rule is applied to each OPEID, of which we have 37 in continuing operations. Each OPEID, or institution, consists of a main campus and its branches.

Two of our institutions exceeded the 90% threshold in fiscal 2013. Combined, these two institutions had 521 students at June 30, 2013.  However, the two OPEIDs that exceeded the 90% threshold in fiscal 2012 did not do so in fiscal 2013.  An OPEID must exceed the 90% threshold for two consecutive years before it loses access to Title IV funding.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth
Q1 14	$372 - $382 million	$(0.06 - $0.09)	(6%-8%)
FY 14	n/a	$0.10 - $0.15	positive growth

Conference Call Today

We will host a conference call today at 12:00 pm Eastern Time, to discuss fourth quarter and fiscal 2013 results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through September 5, 2013. The playback can be reached by dialing (800) 585-8367 and using passcode 14262272.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 111 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our initiatives to focus on student outcomes, increase our ground and online student population, improve operational efficiency, and achieve new student enrollment growth in fiscal 2014; our expectation that we will improve online’s performance through increased staffing, new service center technology and a new academic model; our belief that launching new diploma programs in ground schools and offering free GED preparation programs at some Everest campuses will help increase enrollment over time; our expectation that competitor campus closures will continue and that our enrollment will increase as a result of such closures; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the continuing negative effects from the loss of ATB students; a negative determination related to the Department of Education’s (“ED’s”) on-going review of our fiscal 2012 financial responsibility composite score; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2013	2012	2013	2012
	(unaudited)
Net revenues	$377,501	$387,898	$1,600,205	$1,581,933
Operating expenses
Educational services	238,910	232,175	983,516	955,660
General and administrative	39,298	44,558	165,544	175,572
Marketing and admissions	91,406	96,634	396,039	391,007
Impairment, facility closing and severance charges	1,525	480	3,565	15,644
Total operating expenses	371,139	373,847	1,548,664	1,537,883
Income from operations	6,362	14,051	51,541	44,050
Interest income	145	200	654	1,772
Interest expense	(1,343)	(1,353)	(5,184)	(9,128)
Other expense, net	(7,042)	(5,057)	(23,803)	(11,631)
Income (loss) from continuing operations before provision for income taxes	(1,878)	7,841	23,208	25,063
Provision (benefit) for income taxes	(4,979)	1,234	4,596	7,610
Income from continuing operations	3,101	6,607	18,612	17,453
Loss from discontinued operations, net of tax	(5,252)	(13,099)	(20,272)	(27,698)
Net Loss	$(2,151)	$(6,492)	$(1,660)	$(10,245)
Income (loss) per share—basic
Income from continuing operations	$0.04	$0.08	$0.22	$0.21
Loss from discontinued operations	$(0.06)	$(0.16)	$(0.24)	$(0.33)
Net loss	$(0.02)	$(0.08)	$(0.02)	$(0.12)
Income (loss) per share—diluted
Income from continuing operations	$0.04	$0.08	$0.21	$0.20
Loss from discontinued operations	$(0.06)	$(0.16)	$(0.23)	$(0.32)
Net loss	$(0.02)	$(0.08)	$(0.02)	$(0.12)
Weighted average number of common shares outstanding
Basic	86,183	85,178	85,881	84,982
Diluted	87,554	86,112	86,868	85,581

Selected Consolidated Balance Sheet Data

	June 30, 2013	June 30, 2012
Cash and cash equivalents	$46,596	$72,525
Receivables, net (including long term notes receivable)	$167,861	$199,881
Current assets	$286,067	$339,312
Total assets	$1,028,744	$1,073,021
Current liabilities	$251,244	$297,271
Total debt and capital leases	$139,085	$148,974
Total liabilities	$457,901	$508,106
Total stockholders’ equity	$570,843	$564,915